Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed statement of operations for the year ended December 31, 2011, is based on the historical financial statements of Epiq Systems, Inc. (“Epiq”), Encore Intermediate Holdco, Inc. and its wholly-owned subsidiary, Encore Legal Solutions, Inc. (collectively, “Encore”) and De Novo Legal LLC (“De Novo”) after giving effect to Epiq’s acquisition of Encore on April 4, 2011, and De Novo on December 28, 2011, as more fully described in the Explanatory Note of this Form 8-K/A and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

An unaudited pro forma combined condensed balance sheet as of December 31, 2011 is not presented herein due to the fact that the acquisitions of Encore and De Novo are reflected in Epiq’s Consolidated Balance Sheet as of December 31, 2011, filed in Epiq’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2012.

The unaudited pro forma combined condensed income statement, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, Epiq’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011, as well as De Novo’s historical financial statements for the year ended December 31, 2010, which are included as Exhibit 99.1 to this Form 8-K/A.  This pro forma information should also be read in conjunction with our Form 8-K/A related to our acquisition of Encore, filed with the SEC on June 10, 2011.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2011, is presented as if the Encore and De Novo acquisitions had occurred on January 1, 2011 and include all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.

These acquisitions have been accounted for under the acquisition method of accounting.  Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma combined condensed income statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed based on various estimates.

The unaudited pro forma combined condensed income statement has been prepared by management for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Epiq, Encore and De Novo been a combined company during the specified period. The pro forma financial information does not include the effects of expected synergies related to the acquisitions.  The pro forma financial information also does not include costs for integrating Epiq, Encore and De Novo.

NOTES TO PRO FORMA

COMBINED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

EPIQ SYSTEMS, INC.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

For the year ended December 31, 2011 (Unaudited)

(In thousands, except per share data)

	Epiq As Reported	Historical Encore	Encore Pro Forma Adjustments	Pro Forma Combined including Encore	Historical De Novo	De Novo Pro Forma Adjustments	Pro Forma Combined including De Novo
REVENUE:
Case management services	$214,886	$11,524	$—	$226,410	$62,104	$—	$288,514
Case management bundled products and services	16,643	—	—	16,643	—	—	16,643
Document management services	29,736	—	—	29,736	—	—	29,736
Operating revenue before reimbursed direct costs	261,265	11,524	—	272,789	62,104	—	334,893
Operating revenue from reimbursed direct costs	22,061	—	—	22,061	—	—	22,061
Total Revenue	283,326	11,524	—	294,850	62,104	—	356,954

OPERATING EXPENSE:
Direct cost of services (exclusive of depreciation and amortization shown separately below)	87,753	2,913	—	90,666	32,813	—	123,479
Direct cost of bundled products and services (exclusive of depreciation and amortization shown separately below)	3,201	—	—	3,201	—	—	3,201
Reimbursed direct costs	21,773	—	—	21,773	—	—	21,773
General and administrative	97,779	5,166	—	102,945	14,107	—	117,052
Depreciation and software and leasehold amortization	23,081	342	—	23,423	1,448	—	24,871
Amortization of identifiable intangible assets	21,323	—	1,916 [A]	23,239	—	6,428 [A]	29,667
Fair value adjustment to contingent consideration	(7,166)			(7,166)			(7,166)
Acquisition related expense	7,681	—	—	7,681	—	—	7,681
Intangible asset impairment expense	1,278			1,278			1,278
Other operating expense	—	2,438	—	2,438	—	—	2,438
Total Operating Expense	256,703	10,859	1,916	269,478	48,368	6,428	324,274

INCOME (LOSS) FROM OPERATIONS	26,623	665	(1,916)	25,372	13,736	(6,428)	32,680

INTEREST EXPENSE (INCOME):
Interest expense	5,844	70	650 [B]	6,564	222	1,812 [B]	8,598
Interest income	(128)	(8)	—	(136)	(32)	—	(168)
Net Interest Expense	5,716	62	650	6,428	190	1,812	8,430

INCOME (LOSS) BEFORE INCOME TAXES	20,907	603	(2,566)	18,944	13,546	(8,240)	24,250

PROVISION (BENEFIT) FOR INCOME TAXES	8,827	288	(1,052)[C]	8,063	1,190	(3,378)[C]	5,875

NET INCOME (LOSS)	$12,080	$315	$(1,514)	$10,881	$12,356	$(4,862)	$18,375

NET INCOME PER SHARE INFORMATION:
Basic	$0.34			$0.31			$0.52
Diluted	$0.33			$0.29			$0.50
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	35,186			35,186			35,186
Diluted	36,506			36,506			36,506

Note 1 — Basis of Presentation

De Novo

Preliminary Purchase Price

The total preliminary purchase price transferred to effect the acquisition of De Novo is as follows (in thousands):

(in thousands)
Cash paid at closing	$67,866
Fair value of deferred cash consideration	4,870
Fair value of contingent consideration	16,226
Working capital adjustment	(1,720)
Total preliminary purchase price	$87,242

In connection with this acquisition $5.0 million of the purchase price is being held by Epiq and deferred for 18 months following the closing date of the acquisition as security for any potential indemnification claims.  This holdback has been discounted using an appropriate imputed interest rate and recognized at a fair value of approximately $4.9 million.  Also, as a result of an earn-out opportunity based on future revenue growth that is part of this acquisition, Epiq also has recorded contingent consideration. The potential undiscounted amount of all future payments that Epiq could be required to make under the earn-out opportunity is between $0 and $33.6 million over a two-year period. Approximately one-third of the value of the De Novo earn-out opportunity is contingent upon certain of the sellers remaining employees of Epiq.  The portion of the contingent consideration that is not tied to employment is considered to be part of the total consideration transferred for the purchase of De Novo and has been measured and recognized at a fair value of approximately $16.2 million

Preliminary Purchase Price Allocation

Total purchase consideration has been allocated to the tangible and identifiable intangible assets and to liabilities assumed based on their respective fair values on the acquisition date. The measurement period for purchase price allocations ends as soon as information on the facts and circumstances becomes available, but does not exceed 12 months. If new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized for assets acquired and liabilities assumed, Epiq will retrospectively adjust the amounts recognized as of the acquisition date. The preliminary purchase price allocations are summarized in the following table (in thousands):

(in thousands)
Tangible assets and liabilities
Current assets, including cash acquired	$11,546
Non-current assets	4,247
Current liabilities	(2,103)
Non-current liabilities	(500)
Intangible assets	34,400
Goodwill	39,652
Net assets acquired	$87,242

Based on the preliminary results of an independent valuation, Epiq has allocated approximately $34.4 million of the purchase price to acquired intangible assets. The following table summarizes the major classes of acquired intangible assets, as well as the respective weighted-average amortization periods:

	Amount (in thousands)	Weighted Average Amortization Period (Years)
Identifiable Intangible Assets
Trade name	$850	5.0
Non-compete agreement	2,900	5.0
Customer relationships	30,650	8.0
Total identifiable intangible assets	$34,400

The amounts shown above may change in the near term as management continues to assess the fair value of acquired assets and liabilities and evaluate the income tax implications of this acquisition.

The excess of purchase consideration over net assets assumed was recorded as goodwill, which represents the strategic value assigned to De Novo, including the expected benefits from the synergies resulting from the transaction, as well as the knowledge and experience of the workforce in place.  In accordance with applicable accounting standards, goodwill will not be amortized but instead will be tested for impairment at least annually, or more frequently, if certain indicators are present.  In the event that management determines that the value of goodwill becomes impaired, the combined company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.  The goodwill and intangible assets related to this acquisition are deductible for tax purposes.

Encore

The total preliminary purchase price transferred to effect the acquisition of Encore was as follows (in thousands):

(in thousands)
Cash paid at closing	$103,385
Other consideration	844
Working capital adjustment	98
Total preliminary purchase price	$104,327

Total purchase consideration has been allocated to the tangible and identifiable intangible assets and to liabilities assumed based on their respective fair values on the acquisition date.  The measurement period for purchase price allocations ends as soon as information on the facts and circumstances becomes available, but does not exceed 12 months. If new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized for assets acquired and liabilities assumed, Epiq will retrospectively adjust the amounts recognized as of the acquisition date.  The preliminary purchase price allocations are summarized in the following table:

(in thousands)
Tangible assets and liabilities
Current assets, including cash acquired	$20,044
Non-current assets	2,669
Current liabilities	(6,646)
Non-current liabilities	(15,115)
Intangible assets	32,578
Software	2,498
Goodwill	68,299
Net assets acquired	$104,327

Based on the preliminary results of an independent valuation, Epiq has allocated approximately $32.6 million of the purchase price to acquired intangible assets and $2.5 million of the purchase price to software. The following table summarizes the major classes of acquired intangible assets and software, as well as the respective weighted-average amortization periods:

	Amount (in thousands)	Weighted Average Amortization Period (Years)
Identifiable Intangible Assets
Trade name	$1,617	5.0
Non-compete agreement	1,362	2.0
Customer relationships	29,599	7.0
Total identifiable intangible assets	$32,578

Software internally developed	$2,498	5.0

The amounts shown above may change in the near term as management continues to assess the fair value of acquired assets and liabilities.  Epiq is also continuing to gather information necessary to evaluate the income tax implications on the opening balance sheet.  The income tax related accounts and goodwill may be affected once this evaluation is complete.  The Encore transaction was structured as a stock purchase and therefore, the goodwill and acquired intangible assets are not amortizable for tax purposes.

The excess of purchase consideration over net assets assumed was recorded as goodwill, which represents the strategic value assigned to Encore, including the expected benefits from the synergies resulting from the transaction as well as the knowledge and experience of the workforce in place.

Note 2 — Pro Forma Adjustments

The accompanying unaudited pro forma combined condensed income statement has been prepared as if the acquisitions of De Novo and Encore were completed on January 1, 2011, and reflect the following pro forma adjustment (in thousands):

[A]       To record amortization for intangible assets and software for the fiscal year ended December 31, 2011 (in thousands):

	Amount	Year ended December 31, 2011 Amortization
Encore
Identifiable Intangible Assets:
Trade name	$1,617	$83
Non-compete agreement	1,362	175
Customer relationships	29,599	1,556
Total identifiable intangible assets	$32,578	$1,814

Internally developed software	$2,498	$102

De Novo
Identifiable Intangible Assets
Trade name	$850	$169
Non-compete agreement	2,900	575
Customer relationships	30,650	5,684
Total identifiable intangible assets	$34,400	$6,428

The following table outlines the estimated future amortization expense at December 31, 2011 related to the amortizing intangible assets and software that were acquired in the Encore and De Novo acquisitions (in thousands):

Year Ending December 31,
2012	$16,062
2013	11,724
2014	8,762
2015	6,905
2016 and thereafter	16,365

[B]        To adjust for the assumed interest expense resulting from the senior revolving loan incurred as part of this acquisition.  A 1/8% increase in interest rates on the senior revolving loan would result in approximately a $0.2 million increase in Epiq’s pro forma interest expense of $2.5 million for the year ended December 31, 2011.  Conversely, a 1/8% decrease in interest rates on the senior revolving loan would result in an immaterial change in Epiq’s pro forma interest expense for the year ended December 31, 2011.

[C]        Adjustment to record tax benefit to reflect the pro forma income tax impact at the statutory income tax rate.  The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Epiq and De Novo filed consolidated income tax returns during the period presented.